Code of Ethics
and
Compliance Policies & Procedures Manual

Revised: January 1, 2021

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CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

•Introduction

Port Street Investments, LLC (“Port Street”) is an investment advisor registered with the U.S. Securities and Exchange Commission (“Commission”) under the Investment Advisers Act of 1940 (“the Advisers Act”) as an investment advisor to a registered investment company. Port Street is advisor to Port Street Quality Growth Fund (“the Fund”). Port Street was advisor to Port Street Institutional Opportunities Fund from inception date of December 31, 2015 to termination date of May 25, 2018.

Pursuant to Rule 204A-1 of the Advisers Act, an investment advisor is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel. Similar requirements to adopt a written code of ethics exist under Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”) for investment advisors to registered investment companies.

Port Street acknowledges that it, and any sub-advisors utilized, are part of the Managed Portfolio Series Trust (the “Trust”) and as such are subject to the Trust’s Policies and Procedures. Port Street will often recommend sub-advisors (the “Sub-advisors”) to exercise active discretionary management of a Fund or a portion of a Fund’s investments. In the event that Sub-advisors are utilized, Port Street will monitor the adequacy of their compliance program and compliance with the Trust’s Policies and Procedures.

Port Street is wholly owned by Beacon Pointe Holdings, LLC and is affiliated with Beacon Pointe Advisors, LLC Beacon Pointe Insurance Services, LLC, and Beacon Pointe Captive. Port Street has no employees. Its officers are also officers or employees of Beacon Pointe Advisors, LLC.

•Scope of the Code

Port Street has adopted the following Code of Ethics and Standards of Business Conduct (“the Code”) which will govern all “Supervised Persons” of the firm.

2.1.Supervised Person

Port Street’s Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions), as well as any other persons who provide advice on behalf of the advisor and are subject to Port Street's supervision and control.

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2.2.Chief Compliance Officer

Port Street has appointed a Chief Compliance Officer (“CCO”) for the firm. The CCO is responsible for the administration of Port Street’s compliance program. Any questions regarding the Code should be addressed with the CCO. The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from the General Counsel, who will review such activities. The General Counsel will also serve as a back-up to the CCO in the absence of the CCO during vacations, extended illness or incapacity. However, the General Counsel may never approve his/her own activities.

2.3.Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority to prevent any violations of applicable statutes, regulations, or provisions of the Code. In so doing, Supervised Persons may rely on procedures established by Port Street that are reasonably designed to prevent and detect such violations. Supervised Persons are responsible for the reasonable supervision of the persons who report to them. The CCO is responsible for the general supervision of all Supervised Persons of Port Street.

2.3.1.Functional Titles

The Code and subsequent Policies & Procedures (“P&P”) make use of functional titles/roles to identify the Supervised Persons and their responsibilities. A list of Supervised Persons and their corresponding functional titles is provided in the attached Port Street Directory. Supervised Persons should be mindful that they may have multiple functional roles and must take care to identify all the policies and procedures they are responsible for under the Code and P&P.

2.4.Amendments

The Code does not attempt to anticipate every ethical dilemma that Supervised Persons might face. Instead it sets forth general guidelines on certain issues for maintaining Port Street’s high ethical standards. Port Street recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, Port Street reserves the right to revoke, modify, interpret, and apply its guidelines, policies or procedures at its sole discretion, and without prior notice.

Port Street will submit a copy of the Code for approval by the Trust’s board of directors:
a.Initially, before it is retained as an investment advisor to the mutual fund; and
b.With each material change, no later than six months after adoption of the change.

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2.5.Acknowledgements

Port Street will provide to each Supervised Person a copy of the Code and any amendments to the Code at time of hire and each time it is amended. Each Supervised Person must acknowledge with each version, in writing, that he or she has received a copy of the Code, has read and understood it, has had an opportunity to ask questions about what it means and how it applies to him or her, and that he or she will abide by it.

•Fiduciary Duty

Port Street is an investment advisor and as such is a fiduciary that owes its clients a duty of undivided loyalty. Supervised persons of Port Street will:

1.Act for the benefit of their clients and place their clients’ interests before their own;
2.Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;
3.Conduct themselves with integrity and dignity, and act in an ethical manner in their dealings with the public, clients, prospects, employer, and fellow Supervised Persons;
4.Act with competence, use reasonable care and exercise independent professional judgment;
5.Exercise independence in making investment decisions for clients;
6.Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;
7.Eliminate and/or disclose all conflicts of interest;
8.Safeguard and keep confidential nonpublic personal information of clients; and
9.Comply with applicable federal securities laws.
Supervised persons of Port Street will not:

1.Employ any device, scheme or artifice to defraud a client;
2.Make any untrue statement to a client or omit to state any material fact that a client would reasonably require to make sound decisions;
3.Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
4.Engage in any manipulative practice with respect to a client.

•Standards of Business Conduct

In reflection of its fiduciary duty, Port Street adopts the following Standards of Business Conduct.

4.1.Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

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Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (“Investment Company Act”), the Investment Advisers Act of 1940 (“the Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisors, and any rules adopted thereunder by the Commission or the Department of the Treasury.

4.2.Conflicts of Interest

Supervised Persons will make best efforts to identify actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm or its clients. Further, the appearance alone of a conflict of interest can be as damaging to the firm as an actual conflict.

Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to Port Street, and Port Street will fully disclose material facts concerning that conflict to the Trust. Port Street considers a “conflict of interest” to be any situation in which the Supervised Person’s own interests could interfere with the Supervised Person’s responsibilities as a representative of Port Street.

Port Street expects Supervised Persons to report potential conflicts of interest to the CCO.

4.3.Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and his or her efforts should be devoted to the firm’s business. Port Street encourages Supervised Persons’ participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the firm, and that are civic, charitable, and professional in nature. Simultaneously, Port Street recognizes that outside business activities may create conflicts of interest.

Supervised Persons are prohibited from serving on the board of any company that is a portfolio holding of the Fund. A Supervised Person must, therefore, seek prior approval from the CCO before taking a position on the board of a public company. Port Street will also monitor the Sub–advisor’s Code of Ethics for compliance with the Trust’s Outside Business Activity/Service as a Director policy.

Supervised Persons must disclose, at the time they become a Supervised Person of Port Street (or an affiliate) and upon any change thereafter, all outside business activities. This disclosure must be in writing with a clear description of the activities to be performed and any compensation to be received. Further, Supervised Persons may not engage in any outside business activity that relates to money management and/or is in competition with services provided by Port Street without first receiving prior approval for the activity from the CCO or CCO of an affiliate (or its designee).

All pre-approvals must be sought in writing with a clear description of the activities to be performed and any compensation to be received using the firm’s Outside Business Activity Report form. Outside business activity disclosures and decisions by the CCO will be included in the Supervised Person’s file.

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4.4.Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of Port Street.

4.4.1.Gifts, Entertainment, and Travel

Port Street recognizes the potential conflicts of interest when Supervised Persons of the firm give and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm. The overriding principle is that Supervised Persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence decision-making or make the Supervised Person feel beholden to another person or firm. Similarly, Supervised Persons will not offer gifts, favors, entertainment or other things of value that may be viewed as overly generous or aimed at influencing decision-making or making a person feel beholden to the firm. Therefore, Port Street has adopted the following policies and procedures regarding giving and/or receiving gifts and entertainment:
1.Supervised Persons will not give a gift to anyone that does business or seeks to do business with the firm in excess of $250 per calendar year per entity, without prior approval from the CCO. All gifts given in excess of $250 per calendar year per entity must be reported to the CCO.

2.Supervised Persons will not accept any gift or other item from anyone that does business with or seeks to do business with the firm that is in excess of $250 per calendar year per entity, without approval from the CCO. All gifts received in excess of $250 per calendar year per entity must be reported to the CCO.

3.Cash and/or cash equivalents will never be offered or accepted, regardless of the amount. For purposes of this policy, gift cards are not considered cash equivalents.

4.Supervised Persons will not provide or accept extravagant or excessive entertainment to or from any person or entity that does or seeks to do business with the firm. Supervised Persons may occasionally provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. Normally, the person or entity providing the entertainment will be present. Port Street does not consider these occasional entertainment expenses to be gifts and therefore does not count them toward the annual gift allowance. However, no entertainment expense should be given or accepted in such frequency or amount that would violate Port Street’s overriding principle as stated above. Generally, business entertainment of not more than $250 per individual is considered reasonable.

5.From time to time, Supervised Persons may receive offers to attend conferences, seminars, or similar events provided by or sponsored by a person or entity that

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does or seeks to do business with the firm, such as a custodian, or broker-dealer. Supervised Persons may accept invitations to, and costs associated with attendance of events, such as travel, hotel, meals, and conference fees, provided that Supervised Persons will not accept such offers in violation of the overriding principle to remain independent, objective, and not feel beholden to anyone.

6.Supervised Persons must report all gifts over the dollar values above to the CCO who will maintain a log of such items, including the name of the person or company giving/receiving the item, the date the item was given/received, a description of the item, and its approximate value.

If a third party could perceive a gift as being improper or as compromising the integrity of Supervised Persons and/or Port Street, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact the CCO.

4.4.2.Exclusions

The following items are not subject to Port Street’s Gifts and Entertainment policies:

1.Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;
2.Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of Port Street; and
3.Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items.

•Personal Trading

Port Street’s policy permits Supervised Persons who are Access Persons, as that term is defined below, to maintain personal securities accounts provided that investing by Access Persons is consistent with Port Street’s fiduciary duty and consistent with regulatory requirements.

Personal securities transactions must never adversely affect clients. Trading activity of the Access Persons of its affiliates and Sub-advisors are monitored by the affiliates’ and Sub-advisors’ CCO and must comply with the affiliates’ and Sub-advisors’ P&P.

Access Persons of Port Street must also certify in writing that all accounts have been reported, even if electronic data feeds of their holdings and transactions are being provided.

5.1.Access Persons

All Access Persons must follow Beacon Pointe Advisors personal trading policy of providing, initial, quarterly and annual certifications and statements. An Access Person is defined as follows:

1.Port Street’s directors, officers and employees;

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2.Any Supervised Person who has access to nonpublic information regarding a Port Street Fund’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of a Port Street Fund; or

3.Any Supervised Person who is involved in making securities recommendations to Port Street Fund, or who has access to such recommendations that are nonpublic.

5.1.1.List of Access Persons

All of Port Street’s directors, officers and employees are Access Persons.

5.2.Personal Securities Transactions Policy

Port Street generally utilizes Sub-advisors or trades in mutual funds and/or Exchange Traded Funds (ETF), which have readily available market prices. Port Street Access Persons generally do not have access to the transactions initiated by a Sub-advisor until after the trades have been placed. Since Port Street does not currently purchase individual securities for the Fund the CCO reviews the procedures done by the CCO of the affiliate and Sub-advisor.

•Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires an investment advisor to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information (“MNPI”) by its directors, officers and employees.

Port Street has adopted the following policies and procedures to reasonably prevent the misuse of MNPI. All Supervised Persons of Port Street are required to adhere to the firm’s policy.

6.1.Summary

Pursuant to Section 204A of the Advisors Act, registered investment advisors are required to maintain and enforce written policies reasonably designed to prevent the misuse of MNPI by the advisor or any person associated with the advisor.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company's securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

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6.1.1.Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee, of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider trading on inside information breaches a duty of trust and confidence to the shareholders of his/her corporation. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include, but are not limited to, accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider trading on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

6.1.2.Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making their investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously release earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

6.1.3.Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the Commission, or by appearance in publications of general circulation.

6.2.Policies

All Supervised Persons shall adhere to the following:

1.Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by Port Street to handle such matters.

2.No Supervised Person, while in the possession of material nonpublic information about a company, will for his/her portfolio or for the portfolios of others buy or sell the securities of that company until that information becomes publicly disseminated and the market has had an opportunity to react.

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3.No Supervised Person will communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

4.Supervised Persons will adhere to the firm’s policies and procedures regarding insider information. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

5.No Supervised Person shall disclose material nonpublic information about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of Port Street.

6.Fund holdings are considered nonpublic until they have been disseminated to the public (such as through publicly available filings with the Commission). No Supervised Person may disclose the holdings of any Fund advised by Port Street until the holdings have become public. Supervised Persons should check with the CCO before disclosing any holdings of Port Street Fund.

6.3.Procedures

1.Every Supervised Person is a Supervised Person of an affiliated company and is required to disclose any outside business activities to the CCO of the affiliate.

2.Every Supervised Person will disclose to the CCO of the affiliate any other activities they engage in that may reasonably cause them to have access to inside information. The CCO will review the outside business activities with the CCO of the affiliate.

3.Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, shall consider whether the information is material and nonpublic. If after consideration, the information is material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:
a.Report the matter immediately to the CCO;
b.Not purchase, sell or recommend securities on behalf of him/herself or others;
c.Not communicate the information inside or outside Port Street other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

4.Port Street will distribute to its Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code. Every Supervised Person will be required to certify, by completing a compliance certification, that they have received, read, understood, and will comply with the firm’s Code.

5.Port Street will periodically review and update as necessary Port Street’s insider trading policies to reflect regulatory, business, or industry changes.

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6.Access Person’s holdings and transaction reports are currently reviewed by the CCO for potential violations of the policy.

6.4.Questions about Port Street’s Insider Trading Policy

While compliance with the law and with Port Street’s policies and procedures described in this Code is each individual's responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by Port Street to respond to such questions.

6.5.Violations of Insider Trading

Violations of Port Street’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

•Preserving Confidentiality

Port Street has implemented policies and procedures, which are outlined in the firm’s compliance policies and procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm’s Funds to Port Street personnel who need that information to provide services to the Funds and its shareholders.

Supervised Persons will at all times preserve the confidentiality of information communicated, unless they receive information concerning illegal activities. If that happens, the Supervised Person should give the information directly to the CCO for further action.

7.1.Reporting Violations of the Code

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws, or rules to the CCO. Reporting may be on an anonymous basis. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is a violation of this Code.

All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management. Port Street senior management may utilize any or all the sanctions described below in section 8.2.

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7.2.Reports to the Fund

Per Rule 17j-1 under the Investment Company Act, investment advisors to mutual funds must annually provide to the mutual fund’s board of directors a written report that:

1.Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2.Certifies that the investment advisor has adopted procedures reasonably necessary to prevent Fund Access Persons from violating the code.

7.3.Sanctions/Disciplinary Policy

Port Street senior management may use any or all the following sanctions against any Supervised Person found to have violated either the Code or the firm’s written compliance policies and procedures:

1.Letter of Caution
2.Admonishment
3.Fine, Disgorgement
4.Suspension
5.Termination
6.Report Violation to Regulatory Authorities

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COMPLIANCE POLICIES AND PROCEDURES

•Introduction

Pursuant to Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”), an investment advisor is required to adopt and implement written policies and procedures reasonably designed to prevent violations of the federal securities laws by the advisor and its employees. The advisor must designate a CCO to be responsible for administering the policies and procedures and to perform a review, at least annually, of the policies and procedures to ensure their adequacy and effectiveness.

Similarly, under Rule 38a-1 of the Investment Company Act of 1940 (“Investment Company Act”), investment advisors to registered investment companies must adopt policies and procedures reasonably designed to prevent violation of the federal securities laws. The policies and procedures of each investment advisor to the Funds must be approved by the Trust’s board of directors and must be reviewed at least annually by the Trust.

Port Street Investments, LLC (“Port Street”) is an investment advisor registered with the U.S. Securities and Exchange Commission (the “Commission”) as an investment advisor to a registered investment company and is subject to Rule 206(4)-7 and Rule 38a-1. Port Street has adopted the following Written Compliance Policies and Procedures (“P&P”).

Port Street is wholly owned by Beacon Pointe Holdings, LLC and is affiliated with Beacon Pointe Advisors, LLC, Beacon Pointe Insurance Services, LLC, and Beacon Pointe Captive. Its officers are also officers or employees of Beacon Pointe Advisors, LLC.

•Scope of Policies and Procedures

Port Street’s P&P will govern the activities of all “Supervised Persons” of the firm, to the extent applicable to the Supervised Person (see Code of Ethics for complete definition of “Supervised Person”). Port Street will provide to Supervised Persons a copy of the P&P at time of hire and with each adopted revision. Supervised Persons of Port Street will be required to acknowledge, in writing, receipt of a copy of the P&P and any amendments thereto promptly after each copy is distributed. Port Street requires all Supervised Persons to be familiar with the firm’s P&P and to adhere to the policies and procedures as they apply to them.

9.1.Chief Compliance Officer

Port Street has appointed a Chief Compliance Officer (“CCO”) for the firm. The CCO is responsible for the administration of the compliance program and the P&P for the firm. The CCO may delegate duties to another qualified employee of Port Street or qualified employee of an affiliated company. The CCO shall remain responsible for ensuring that delegated duties are carried out. Any questions regarding the P&P should be addressed with the CCO. The P&P requires Supervised Persons to report or disclose and /or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from the General Counsel of an affiliated company, who will review such activities.

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The General Counsel will also serve as a back-up to the CCO in the absence of the CCO during vacations, extended illness, or incapacity. However, the General Counsel may never approve his/her own activities.

9.2.Annual Review

On at least an annual basis, the CCO will be responsible for administrating an annual review, the purpose of which is to confirm compliance with regulations and consistency with the Firm’s policies and procedures and disclosures. The review will include a risk assessment to assess overall risks, controls in place to mitigate the identified risks, responsible parties, and a map to the Firm’s policies and procedures. The CCO may delegate elements of the annual review. The CCO will also report to the Firm’s CEO annually the results of the annual review, overview of significant changes, and summary of how the firm is responding to recent rules and regulations.

9.3.Exceptions to Policies and Procedures

1.These P&P have been designed with the intent to address the nature of the firm’s business, the actual and potential conflicts of interests of the firm and our Supervised Persons, and the perceived compliance risks of the firm; however, it is not possible to anticipate every circumstance that may arise.

2.In an effort to remain responsive to needs and a rapidly changing environment, Port Street reserves the right to make exceptions to any policy. Exceptions will be:
a.Rare occurrences;
b.Made only upon the approval of the CCO;
c.Consistent with the firm’s fiduciary duty and in the best interest of our clients;
d.Disclosed to client(s) in writing where applicable;
e.Generally documented in writing;
f.In conformance with current regulations; and
g.Reviewed promptly to determine if permanent changes to the firm’s P&P are warranted.

•Company Overview

10.1.Advisor to Port Street Funds

Port Street offers investment advisory services to a registered investment company and is advisor to Port Street Quality Growth Fund (“the Fund”). As an investment advisor to the Fund, Port Street, our Supervised Persons and our investment activities are subject to various aspects of the Investment Company Act and rules thereunder, other federal laws and regulations relating to investment companies, and the Fund’s disclosure documents and internal policies and procedures. Port Street seeks to conduct our activities in accordance with these regulatory requirements and our fiduciary duty to the Fund.

Port Street will often recommend sub-advisors (the “Sub-advisors”) to exercise active discretionary management of a Fund or a portion of a Fund’s investments. In the event that Sub-advisors are utilized, Port Street will monitor the adequacy of the compliance program of each Sub-advisor, both initially and on an ongoing basis.

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•Registration

Port Street’s policy is to monitor and maintain current registrations for the firm and its Supervised Persons, where applicable, with state, federal, and foreign regulatory agencies as required by law. Port Street will not provide services in jurisdictions where it is not appropriately registered.

11.1.Firm Registration & State Notice Filing

Port Street is registered with the Commission as an SEC Registered Investment Advisor. Port Street maintains its registration with the Commission on the basis that it is an investment advisor to an investment company registered under the Investment Company Act. Additionally, Port Street is notice filed in the state in which the firm maintains its principal place of business and the state in which the Trust is located. The CCO will maintain current registration or notice filing with the Commission, state and/or foreign securities authorities.

11.2.Investment Advisor Representative Registration/Licensing

Port Street does not have any clients who are natural persons; therefore, no Investment Advisors or Investment Consultants meet the definition of an Investment Advisor Representative.

11.3.Annual Renewal

Port Street will keep current the firm’s registration with the Commission and any required notice filings. Port Street will maintain registrations via the Investment Adviser Registration Depository (“IARD”) system. Each year, in accordance with the published IARD calendar, the CCO will obtain the firm’s preliminary renewal statement. The CCO will promptly and in accordance with IARD requirements fund the firm’s IARD Renewal Account. Prior to IARD processing of the annual renewals, the CCO will confirm proper funding of the IARD renewal account. Shortly after the IARD processing of annual renewals, the CCO will obtain the firm’s final IARD renewal statement. In the event the final IARD renewal statement shows any deficiencies, the CCO will take the appropriate steps to promptly correct any deficiencies.

•Part 2 of Form ADV

Because Port Street’s only client is the Fund, which is a registered investment company, Port Street is not required to maintain or deliver an ADV 2A brochure or ADV 2B supplements.

•Annual and Other Reporting

Pursuant to the Advisers Act and rules adopted thereunder, registered investment advisors are required to submit periodic filings to the Commission. Port Street’s policy is to submit and keep current the firm’s regulatory filings. This policy includes ongoing monitoring of changing regulation and reporting requirements, as well as, monitoring on an ongoing and periodic basis, any regulatory filings that may require amendment or additional filings the firm is required to make.

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13.1.Amendments to Part 1 of Form ADV

Port Street will keep current Part 1 of Form ADV as required by the instructions to the Form and as filed on the IARD system. This includes promptly filing updates for any changes made to specific sections as identified in the current Form ADV instructions and/or promptly filing updates for material changes to other identified sections. Furthermore, the CCO will review Part 1 of Form ADV whenever significant regulatory or business changes occur and/or at least annually; and in the event changes are mandated, amend Part 1 of Form ADV on the IARD system.

13.2.Annual Updating Amendment

The CCO will annually review Part 1 of Form ADV. The CCO will file an annual updating amendment to Form ADV on the IARD within 90 days of the firm’s fiscal year end, updating the firm’s responses to all parts.

13.3.Schedules 13D & 13G

Currently, Port Street mainly manages the Fund through a Sub-advisor who is generally responsible for 13D filings when applicable, or invests in open end mutual funds, which are not equity securities as defined by Section 13(d) of the Exchange Act. Therefore, it is very unlikely that Port Street would ever beneficially own more than five percent (5%) of an equity security. The CCO will annually review that the firm continues to not have a filing requirement pursuant to Rule 13d of the Exchange Act.

13.4.Form 13F

Currently, Port Street mainly manages the Fund through a Sub-advisor who is generally responsible for 13F filings when applicable, or invests in open end mutual funds, which are not considered 13(f) securities. If Port Street exercises discretion over $100 million in Section 13(f) securities, the CCO will file Form 13F as needed. The CCO will annually review the firm’s Section 13(f) reporting requirement.

13.5.Form ADV-W

In the event Port Street ceases operations or becomes ineligible to be registered with the Commission for any reason, the CCO will, if appropriate, obtain state registration for the firm where required and withdraw its registration from the Commission by filing form ADV-W on the IARD.

•Portfolio Management

Port Street provides investment management to the Fund’s portfolios in accordance with the Fund’s investment objectives and policies outlined in its prospectus and statement of additional information.

14.1.Sub-advisory Agreements

Section 15(c) of the Investment Company Act provides that the Trust’s Board has a duty to request and consider any information reasonably necessary to approve/renew the terms of a sub-advisory agreement with all Sub-advisors to the Fund. Advisor and Sub-advisor agreements are renewed by the Trust’s Board annually.

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The Trust Chief Compliance Officer (“Trust CCO”) has primary responsibility for determining that the Advisor CCO (“CCO”) is effectively monitoring the Sub-advisors and reporting Advisor and Sub-advisor compliance with the prospectus, statement of additional information, Trust policies and procedures, applicable federal securities laws and other regulatory requirements.

It is the responsibility of the CCO to monitor the adequacy of the compliance program of each Sub-advisor, both initially and on an ongoing basis. The CCO shall develop, implement and maintain a compliance program to oversee compliance at each Sub-advisor actively managing assets of the Fund.
Each Sub-advisor CCO shall have and implement a compliance program reasonably designed to detect, prevent and correct violations of applicable federal securities laws. Additionally, each Sub-advisor CCO shall provide information to the CCO and Trust CCO, as requested, with respect to the Sub-advisor’s compliance with the prospectus, statement of additional information and Trust policies and procedures applicable to its sub-advisory duties regarding the Fund(s).

Periodically, but not less than annually, the CCO will perform a due diligence review of each Sub-advisor in an effort to ensure that the Sub-advisor is performing its services as outlined in the sub-advisory agreement and in accordance with the appropriate securities laws. As part of the oversight duties of the P&P, the CCO will periodically monitor any Sub-advisor with regards to portfolio performance, dispersion and management. Port Street will also assess overall fund liquidity including stress testing fixed income investments for interest rate hikes, widening spreads, price shocks, increased volatility and reduced liquidity, among other factors. Such monitoring may include, among other things, audits and onsite visits to the Sub-advisor. After Board approval, each sub-advisory agreement will further govern such monitoring and oversight requirements in accordance with federal securities laws and the fiduciary obligations of Port Street and any Sub-advisors. All written documentation gathered during such reviews will be maintained for at least six (6) years from the date of each review, in an appropriately designated file as part of Port Street’s required books and records.

14.2.Proxy Voting

The Trust’s Board has adopted proxy voting policies and procedures (“Proxy Policies”) wherein the Trust has delegated to Port Street the responsibility for voting proxies relating to portfolio securities held by the Fund as part of its investment advisory services, subject to the supervision and oversight of the Trust’s Board. Port Street has in turn contractually delegated proxy voting authority for portfolio securities held in a Sub-advisor’s sleeve of assets to that Sub-advisor (unless indicated otherwise).

Notwithstanding these delegations of responsibilities, however, the Fund retains the right to vote proxies relating to its portfolio securities. The fundamental purpose of the Proxy Policies is to ensure that each vote will be in a manner that reflects the best interest of the Fund and its shareholders, taking into account the value of the Fund’s investments.

Port Street and the Sub-advisors have each adopted proxy voting guidelines to assist in making voting decisions on common issues and in the event of a conflict of interest. Port Street has adopted the Proxy Voting Policies and Procedures of Beacon Pointe Advisors, LLC. However, to the extent that Port Street or a Sub-advisor relies upon Section 12(d)(1)(F) of the 1940 Act to invest in unaffiliated investment companies, Port Street

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and/or Sub-advisor will exercise voting rights by proxy or otherwise with respect to any such underlying fund in the same proportion as the vote of all other holders of such security.

As part of its responsibilities Port Street will oversee the proxy voting process of each Sub-advisor and will comply with the filing requirements of Form N-PX. Port Street addresses its own potential conflicts involving Fund shares by not directing the Sub-advisor with respect to the voting of such shares. As part of its oversight, Port Street will confirm that the Sub-advisor’s policies address how the Sub-advisor’s conflicts of interest are handled.

14.3.Class Action Filings

14.3.1.Background

A securities “class action” lawsuit is a civil suit brought by one or more individuals on behalf of themselves and others who have the same grievance against the issuer of a certain security. When a class action is filed, a written notice of filing and/or settlement is prepared which outlines the reasons for the lawsuit, the parameters for qualification as a member of the class and certain legal rights that need to be considered before becoming a member of the class.

14.3.2.Policies

1.Where Port Street does not have the responsibility for filing class actions Port Street will take no action.

2.Where Port Street has the authority and/or obligation to monitor and file class action claims on behalf of the Fund, Port Street policy is to take reasonable steps to file applicable claims on behalf of the Fund.

14.3.3.Procedures and Responsible Party

Port Street has selected an unaffiliated third party vendor to assist with class actions. This vendor will monitor each claim, collect the applicable documentation, interpret the terms of each settlement, file the appropriate claim form, interact with the administrators and distribute the award directly to the Fund.

14.4.Recordkeeping

Port Street or the third-party vendor will maintain all relevant records regarding class actions in which we participated on behalf of the Fund.

•Investment Activities and Prohibited Transactions

The investment of mutual fund assets are subject to numerous prohibited transactions rules and trading restrictions. Fund investments must also be consistent with the fund’s disclosure documents and policies and procedures.

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The Investment Company Act generally prohibits investment companies from entering into certain transactions with affiliates, affiliates of affiliates and in certain circumstances, affiliates of the mutual fund’s distributor. These restrictions are designed to prevent affiliated persons from managing an investment company’s assets for their own benefit, rather than for the benefit of its shareholders.

15.1.Restrictions

Restrictions on fund investments may include:

1.Fundamental investment policies described in the fund’s prospectus and statement of additional information.

2.Diversification requirements under federal income tax laws and, in the case of diversified funds, the Investment Company Act

3.Restrictions on mutual fund holdings of financial companies, including
a.Other investment companies – a mutual fund may not buy a security of any investment company registered or unregistered, if after the purchase the fund will own either
i.More than 3% of the total outstanding voting stock of the acquired investment company, or

ii.Securities of the acquired investment company having a value of more than 5% of the value of the acquiring fund’s total assets, or

iii.Securities of investment companies as a category having a value of more than 10% of the acquiring fund’s total assets

b.Insurance companies
i.A mutual fund may not buy a security of any insurance company if after the purchase the acquiring fund and any companies the fund controls will own more than 10% of the total outstanding voting stock of the acquired insurance company unless the fund and its controlled companies already owned more than 25% of the insurance company’s total outstanding voting stock before the purchase.

c.Broker-dealers and investment advisors
i.A mutual fund may not purchase or otherwise acquiring any security of a broker-dealer, securities underwriter, or investment advisor.

ii.An exception is made for a mutual fund to purchase such a securities firm if, among other requirements: The securities firm is not an affiliate of the fund, the advisor, or the distributor; the fund holds less than 5% of that class of the securities firm’s equity securities; the fund holds less than 10% of the firm’s debt securities; and the fund’s investments in the securities firm’s securities are less than 5% of the fund’s total assets.

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iii.Another exception is made to permit a fund to purchase securities of its sub-advisors and their affiliates so long as the sub-advisors are not in a position to influence the decision to make that purchase.

4.Restrictions on transactions involving affiliates, including
a.Transactions between the fund and an affiliate acting as principal
b.Brokerage or agency transactions by a fund with affiliated persons
c.Transactions with an affiliate acting as principal where the fund is a joint participant
d.Purchases in a primary offering where principal underwriters are fund affiliates

15.2.Investment Activities Policies

1.Port Street’s policy is to manage Fund assets in accordance with the Fund’s policies and investment objectives as outlined in the prospectus and statement of additional information and to comply with all regulatory restrictions on Fund investments.

2.Port Street will adhere to the Fund’s written policies regarding affiliated transactions at all times.

3.Port Street will utilize appropriate systems and/or implement internal controls to confirm that Fund restrictions are not violated.

4.Where a sub-advisor is responsible for the day-to-day management of the Fund, Port Street will exercise reasonable oversight of Fund Sub-advisors.

15.3.Procedures and Responsible Party

1.The Portfolio Manager or Fund Sub-advisor will manage mutual funds according to the investment guidelines and restrictions provided in the Fund’s prospectus, statement of information, Fund policies and procedures, and any applicable regulations.

2.The CCO will maintain a current list of affiliated entities of each fund managed by Port Street, as may be provided by the Fund from time to time, and inform appropriate Port Street employees or Fund Sub-advisor of changes to Fund affiliates to confirm that prohibited transactions are not conducted with Fund affiliates.

3.The Portfolio Manager or Fund Sub-advisor is responsible for having reasonable procedures in the portfolio accounting and trade order management systems, or other controls, to manage the Fund according to the Fund’s investment objectives and restrictions.

4.The Portfolio Manager or Fund Sub-advisor is responsible for employing reasonable pre-trade reviews prior to implementing specific investment recommendations for the Fund to confirm that those transactions are consistent with the Fund’s guidelines.

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5.In the event that Port Street determines or is informed by the Fund Sub-advisor that a change in the investment guidelines for the Fund may be necessary, the CCO will follow applicable procedures of the Trust’s Board.

6.The Portfolio Manager or Fund Sub-advisor is responsible for having reasonable procedures to update the portfolio accounting and trade order management systems, or other controls, for any changes in fund investment objectives and/or restrictions.

7.The CCO will promptly report any violation to the Trust CCO, including the corrective action(s) taken and what procedures were added, if any, to confirm that future violations do not occur.

15.4.Investment Activities Recordkeeping

1.Port Street will maintain written documentation of the Fund’s investment guidelines and restrictions as stated in the Fund’s prospectus, statement of additional information, internal policies and procedures, and any other documentation provided by the Fund.

2.Port Street will maintain records of its procedures to oversee Fund Sub-advisors.

15.5.Priority of Transactions

Transactions for clients will have priority over transactions in securities or other investments of which any Access Person is the beneficial owner so that such personal or proprietary transactions do not operate adversely to the interests of the Fund. (Refer to the firm’s Code of Ethics for the specific policies on personal trading.)

15.6.Order Aggregation and Trade Allocation

Port Street’s Sub-advisors are responsible for managing portfolio securities held in a Sub-advisor’s sleeve of assets and entering transactions on an individual or aggregated basis, according to each Sub-advisor’s relevant policies and controls. The CCO will periodically monitor and review the trade aggregation and allocation procedures adopted by Sub-advisors, so as to confirm the fair treatment of the Fund. Port Street will also conduct a review of the allocation policies of the Sub-advisor to confirm that investment opportunities are allocated equitably among the Sub-advisor’s clients, including the Fund. Such review will include procedures (e.g. certifications) to monitor the Sub-advisor’s side by side management to confirm that the Fund is treated in the same manner as the Sub-advisor’s other clients.

15.7.“As of” Processing Policy

“As of” trades occur when shareholder transactions are honored with a price date earlier than that of the actual process date. Processing “as of” transactions can result in gains or losses which are attributed to the Fund’s transfer agent or to the client/advisor. Gains and losses associated with “as of” transactions can cause a dilution of assets, resulting in an “NAV error.”

At the end of each calendar month, Port Street will reimburse the Fund for any Net Material Loss that may exist on the Fund’s books for which Port Street is determined to

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be responsible. “Net Material Loss” is defined as any remaining loss, after netting losses against gains, which impacts a Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet. U.S. Bancorp Fund Services (USBFS) will reset the “as of” ledger each calendar month, so that any net loss that does not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. USBFS will notify Port Street on the daily share sheet of any losses for which Port Street may be held accountable.

15.8.Trade Process

Portfolio Managers for the Fund are responsible for the creation of trade recommendations for portion of the Fund that is not managed by Sub-advisors. Trader is responsible for creating a trade ticket, placing the trades and reporting the trades to Fund Accounting. Traders will exercise diligence in entering and executing trades and will review trade tickets for correct symbol, number of shares or dollar amount:

Port Street will maintain records relating to trade tickets as indicated in the section below on Books and Records.

15.9.Trade Errors

In the event of a trade error, errors will be corrected promptly, and the Fund made whole. In cases where Port Street is responsible for the error, all losses will be paid by Port Street and all gains will generally be retained by the affected Fund. At the CCO’s discretion, the firm may instead choose to offset losses in its trade error account with any gains resulting from trade errors. In cases where the broker-dealer is responsible for the error, Port Street will follow the procedures of the broker-dealer with respect to any gains or losses in the trade error account, but the Fund will always be made whole, regardless of the broker-dealer’s policy.
The trade error and resolution will be documented on the Trade Error Report, and the CCO will file the report in the firm’s designated trade error file.

15.10.Best Execution and Broker Selection

Port Street has a fiduciary obligation to seek best execution for the Fund security transactions. Best execution is not determined by the lowest possible costs, but by the best overall qualitative execution. Best execution means executing securities transactions for the Funds in such a manner that the Fund’ total purchase costs or sale proceeds in each transaction are most favorable under the circumstances.

Port Street’s primary objective in selecting a broker-dealer for any transaction or series of transactions is obtaining the best combination of execution price, efficiency of execution and optimal custodial service. On an annual basis, Port Street will review each custodian it recommends to ensure that the custodian(s) selected remain exceptional in terms of overall best execution. In accordance with Rule 12b-1(h)(1) under the Investment Company Act, Port Street may not compensate any broker-dealer for the promotion or sale of the Fund shares by directing brokerage from the Fund’s portfolio securities transactions.

The Fund may be restricted from effecting transactions with Fund affiliates. Port Street will review the best execution practices of the Sub-advisor to confirm consistency with Fund policies.

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As part of its best execution responsibilities Port Street may, in its discretion, establish a best execution committee.

15.11.Soft Dollars

From time to time, Fund Sub-advisors may enter into soft dollar arrangements with respect to transactions for the Fund, to the extent permitted by applicable Fund policies. Port Street will monitor and review all soft dollar programs employed by a Sub-advisor, including who creates/approves the soft dollar budget and agreements, who authorizes expenses, whether Section 28(e) of the Exchange Act is addressed, and how soft dollar activity is reviewed by the Sub-advisor.

15.12.Liquidity Risk Management Program

Pursuant to Rule 22e-4 under the Investment Company Act, which requires open-end registered investment companies to establish written liquidity risk management programs, the Fund approved a Liquidity Risk Management Program (“LRMP”) prior to June 30, 2019. The rule seeks to promote effective liquidity risk management, thereby reducing the risk that open-end funds will be unable to meet their redemption obligations and mitigating dilution of the interests of shareholders. Port Street’s risk committee has been designated as the program administrator for the Fund’s LRMP, and, as such, will be responsible for the Fund’s compliance with the applicable provisions of Rule 22e-4. The program administrator is responsible for implementing and monitoring the LRMP, and for establishing prudent liquidity risk management and risk control procedures and reports. The program administrator will assess, manage and review the Fund’s liquidity risk no less frequently than annually. Further details may be found in the LRMP, which is maintained by the CCO.

•Client Complaints

Port Street’s policy as a fiduciary to its clients requires a prompt, complete, and fair investigation of a client complaint. Client complaints will be resolved in a prompt and fair manner and be properly documented. Port Street will document all client complaints and their resolution, including any client complaints forwarded to Port Street by a Sub-advisor. Port Street will forward all Fund related client complaints to the Trust’s CCO.

A “complaint” is generally any written statement by a client, or person acting on behalf of the client, alleging a grievance involving the activities of a Supervised Person in connection with investment advice given, breach of Port Street’s contractual obligations, and/or misrepresentation of services offered.

Anyone expressing oral grievances should be referred to the CCO who will evaluate the grievance as to whether the client should be encouraged to submit it as a written complaint. Consequently, any oral grievances received from anyone threatening litigation against the firm and/or complaint to any regulatory body must be reported to the CCO immediately.

Responses to written complaints from clients will be in writing and resolutions of a written client complaint will be in writing. Documentation of a written client complaint, including, but not limited to, the original written complaint and written responses and

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documentation of the resolution of the complaint, will be filed in the firm’s complaint file, maintained by the CCO.

•Reporting to the Trust

The Trust’s Board has oversight responsibility of the Fund’s service providers, including the Fund’s investment advisors.

17.1.Background

Per Rule 38a-1 of the Investment Company Act, the CCO of a registered investment company (“Trust CCO”) must annually provide a written report to the fund’s board of directors addressing, among other things, the operation of the policies and procedures of each investment advisor to the fund, any material changes to the policies and procedures, and each Material Compliance Matter (defined below) that occurred since the last report.

In addition, the Trust’s Board may request additional information regarding Port Street’s operations and investment activities relating to the Fund.

17.2.Material Compliance Matter

A Material Compliance Matter means any compliance matter about which the fund’s board of directors would reasonably need to know to oversee fund compliance, and that involves, without limitation:

1.A violation of the federal securities laws by the Fund or Port Street, its officers, directors, employees or agents,
2.A violation of Port Street’s policies and procedures, or
3.A weakness in the design or implementation of Port Street’s policies and procedures.

17.3.Policies

1.Port Street’s policy is to provide copies of its P&P and any information as requested by the Trust’s CCO or Board.

2.Port Street’s policy is to report each Material Compliance Matter to the Trust’s CCO.

3.Port Street’s policy is to review pertinent disclosure in the prospectus and statement of additional information.

17.4.Procedures and Responsible Party

1.The CCO is responsible for responding to any requests for information made by the Trust’s CCO or Board. The CCO is responsible for identifying and reporting to the Trust’s CCO or other designated Trust Officer (e.g., legal counsel) any significant events that may affect disclosure in a prospectus or statement of additional information. Significant events may include, without limitation: (i) changes in investment personnel; (ii) changes in investment policies or strategies; (iii) changes in shareholder services; (iv) material events affecting Port

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Street such as a significant change in ownership or a corporate restructuring; or (v) changes in business relationships that would affect the Fund.

2.The CCO may be assisted by any Supervised Person in completing reports and compiling information.

3.The CCO and Port Street’s Principals will review violations and weaknesses to determine if they are Material Compliance Matters

4.The CCO is responsible for reporting each Material Compliance Matter to the Trust’s CCO.

17.5.Recordkeeping

The CCO will maintain appropriate records of all Material Compliance Matters and copies of any reports provided to the Trust’s CCO or Board.

17.6.Valuation

17.6.1.Background

Port Street’s policy is to ensure that appropriate valuation methods are used to price securities in the portfolios of the Fund.

17.6.2.Policies

The Fund will generally purchase securities with readily available market prices and the custodian will typically use market quotations to value such securities if market quotations are readily available.

17.6.3.Procedures and Responsible Party

1.In the event a market price for one or more securities held in the Fund’s portfolio is not readily available, Port Street and the Sub-advisor will work with the Valuation Committee of the Trust to resolve the issue.

2.The CCO will review the valuation policies of the Sub-advisor as part of Port Street’s oversight procedures.

•Custody

Port Street does not have custody of any of the Fund’s portfolios.

18.1.Definition of Custody

An advisor has custody:

1.When it holds, directly or indirectly, client funds or securities, or has any authority to obtain possession of them;
2.When a related person holds, directly or indirectly, client funds or securities, or has any authority to obtain possession of them, in connection with advisory services the advisor provides to its clients.

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Custody includes:

1.Possession of client funds or securities;
2.Any arrangement under which the advisor is permitted to withdraw client funds or securities maintained with a custodian upon the instructions of the advisor to the custodian; and
3.Any capacity that gives the advisor or advisor’s supervised person legal ownership or access to client funds or securities.

Inadvertent receipt by Port Street of shareholder of the Funds’ assets, as long as they are returned to the sender within three business days of receipt does not constitute “having custody.”

•Books and Records

Port Street’s policy is to maintain, in an appropriate and well-organized manner, the books and records required under the Advisers Act as appropriate for the firm’s business. It is also the firm’s policy to retain, at an appropriate office of the advisor, for two years, and at least an additional four years in a readily accessible place (unless otherwise noted in the table below), the appropriate and required records under the Advisers Act.

The CCO will periodically confirm with the CCO for each Sub-advisor that the Sub-advisor is monitoring and reviewing its record retention policies.

Port Street maintains some records in paper format and other records in electronic format on digital media. For records stored electronically, the records will be arranged and indexed in a way that permits easy location, access, and retrieval of a particular record. Access to the records are limited to authorized persons of Port Street, and Port Street has taken steps to maintain and preserve the records so as to reasonably safeguard them from loss, alteration, or destruction, as discussed under the section titled Privacy Policy.

Port Street will be able to provide a legible true and complete copy of the record (including reproduction of a non-electronic original record) in the medium and format in which it is stored; a legible true and complete printout of the record; and means to access, view and print the records.

Following is a table of the books and records Port Street is required to keep and the designated person responsible for the maintenance of those records.

Record to be maintained by Port Street	Responsible Person and Method of Storage

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(1) A journal or journals, including cash receipts and disbursements, and any other records of original entry forming the basis of entries in any ledger.	The CFO or designee will maintain these records in a standard accounting package. Reports can be run on demand
(2) General and auxiliary ledgers (or other comparable records) reflecting asset, liability, reserve, capital, income and expense accounts.
(3) All trial balances, financial statements, and internal working papers.

(4) All check registers, bank statements, and bank reconciliations.	CFO or designee will maintain well-organized files of bank statements and bank reconciliations and paid bills.
(5) All paid bills or statements (or copies thereof).	Check registers are maintained in standard accounting package and can be run on demand.

(6)(i) A copy of the investment advisor's code of ethics adopted and implemented that is in effect, or at any time within the past five years it was in effect; (ii)

A record of any violation of the code of ethics, and of any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurred; and (iii) A record of all written acknowledgments as required for each person who is currently, or within the past five years was, a Supervised Person of the investment advisor.
The CCO will maintain this information in appropriately designated files.
(7)(i) A record of each report made by an Access Person as required by the Code of Ethics or account statements retained in lieu of such reports, for at least five years after the end of the fiscal year in which the report is made or the information provided;
(ii) A record of the names of persons who are currently, or within the past five years were, Access Persons of the investment advisor; and
 (iv) A copy of the annual written record provided to a registered investment company client’s (i.e. mutual fund or business development company) board of trustees required under Rule 17j-1(c)(2)(ii) of the Investment Company Act, for at least five years after the end of the fiscal year in which the report was made.
The CCO will maintain this information in appropriately designated files.

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(8) All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any of the Funds. Books and records required to be made under this section will be maintained and preserved in an easily accessible place for a period of not less than five years, the first two years in an appropriate office of the investment advisor, from the end of the fiscal year during which the investment advisor last published or otherwise disseminated, directly or indirectly, the notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication.	The CCO will maintain copies of all final advertisements/marketing materials in appropriately designated files.
(9)(i) A copy of the investment advisor's compliance policies and procedures that are in effect, or at any time within the past five years were in effect, and
(ii) Any records documenting the investment advisor's annual review of those policies and procedures.
The CCO will keep a dated copy of each version of the firm’s compliance policy and procedure manual and documentation of the firm’s annual review.
(10) Operating Agreement of the investment advisor will be maintained in the principal office of the investment advisor and preserved until at least three years after termination of the enterprise.	The CFO will keep these records in an appropriately designated file.
(11) Brokerage Orders: A record of each brokerage order given by or in behalf of the investment company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such record shall include the name of the broker, the terms and conditions of the order and of any modification or cancellation thereof, the time of entry or cancellation, the price at which executed, and the time of receipt of report of execution. The record shall indicate the name of the person who placed the order in behalf of the investment company.
The trader(s) will maintain trade tickets that will include the required information. The trade ticket and/or attached supplemental information must be sufficient to identify the Fund in which a particular trade was affected. Trade tickets will be saved in the Trade Ticket folder.

Where a Sub-advisor has discretionary authority over the day-to-day management of the Fund, the Sub-advisor will be responsible for maintaining the relevant records.

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(12) Investment Company Code of Ethics and Personal Holdings & Transaction Reports (in addition to applicable records kept above): a record of all persons who are currently or within the past five years were, responsible for reviewing holdings and transaction reports submitted by Fund Access Persons.	The CCO will maintain these records in appropriately designated files.
(13) Reports to Investment Company: a copy of each report required by Rule 17j-1(c)(2)(ii) under the Investment Company Act.	The CCO will maintain these records in appropriately designated files.

19.1.Electronic Record Retention

All data are backed up off premise on a daily basis (backed-up to cloud server). These data backups help to ensure that Port Street and its affiliate maintains access to all electronic records and can provide the Commission with historical records when requested. E-mail messages are archived through SMARSH, a third-party vendor.

•Privacy Policy

Port Street’s policy is to comply with applicable federal regulations with respect to the protection of the nonpublic personal information of its shareholders. Consequently, the Fund collects only relevant information about its shareholders that the law allows or requires it to have in order to conduct its business and properly service shareholders.
Port Street will confirm that the Fund’s privacy notice is included with the prospectus distributed to shareholders in the Fund.

Port Street respects and protects each shareholder’s right to privacy. Supervised Persons must safeguard the privacy of shareholder information. No Supervised Person may disclose nonpublic personal information about shareholders to any third party, including affiliates, except as required or permitted by law and to carry out the services provided to those shareholders.

20.1.Data Protection

Supervised Persons must make every effort to help ensure that reasonable steps are taken to protect against unauthorized access to shareholder information. Adequate measures must be observed not only throughout the business day but also outside business hours so that shareholders’ data remains secure.

Supervised Persons will adhere to the following procedures to safeguard the privacy of such information:

20.1.1.Limited Sharing of Information

1.Port Street restricts access to a shareholder’s non-public personal information to those employees who need to know that information to provide shareholder services.

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2.No nonpublic personal information will be given to any non-affiliated third parties except:
a.With the express written consent of the shareholder;
b.To vendors utilized to provide Port Street’s services to its shareholders; and
c.To other entities as required or permitted by law.

The information shared will be limited to that information necessary for the third-party to perform its services.

3.Agreements with third-party vendors must contain clauses that limit the vendor’s use of client nonpublic personal information for providing contracted services to client and for the reasonable safeguard of that information. When the agreements do not contain such clauses, Port Street will collect a confidentiality/non-disclosure agreement from the third-party provider.

20.1.2.Physical Safeguards

1.Printed shareholder information (copies of account applications etc.) will be shredded after documents are forwarded to US Bancorp Fund Services for processing.
2.Supervised Persons must adopt a “clean desk policy” for any files they are working on. Supervised Persons must ensure that sensitive files are either returned to the secured filing area or stored in a locked desk drawer or cabinet overnight.

3.The doors to the Port Street offices will be kept locked when the office is not in use. Keys and/or access shall only be provided to those persons with a need for access.

4.Port Street shreds discarded nonpublic information. Items marked for shredding will never be left out after the close of each business day.

20.1.3.Cybersecurity Measures and Electronic Safeguards

1.The Chief Technology Officer and CCO of Beacon Pointe (affiliate) are responsible for overseeing an annual IT risk assessment to review the adequacy of the firm’s technology infrastructure and evaluate potential risk areas. The CTO will work with the company’s external technology partners to update the firm’s technology infrastructure and remediate cyber-security risks.

2.The firm maintains an inventory of physical devices and systems, software platforms and applications, and network resources.

3.Network users are configured as “Standard” users and cannot escalate user privileges, install programs, nor modify system settings that affect other users. Access to files and directories that are pertinent to business functions are restricted based on user privileges.

4.Affiliate has a process for completing regular system maintenance, including timely installation of software updates.

5.Users accessing the network remotely must connect through the firm’s VPN.

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6.Anti-virus software is updated regularly and scans are automatically run on a consistent basis.

7.Portable media devices are automatically disabled. Usage of a portable media device must be approved by the CTO and CCO.

8.All computers are password protected. Desktop and mobile computers will automatically lock after several minutes of inactivity and require a password to unlock.

The firm utilizes the following password requirements:
a.The password must be a minimum of ten characters.
b.The password must be complex and contain three of the following four requirements:
Uppercase Letter, Lowercase Letter, Numbers, and Symbols
c.The password cannot be the same password as the last five that were previously used.
d.The password expires in 90 days.
e.The password cannot contain the user’s login name or parts of the user’s full name that exceeds two consecutive characters.
If a user is unsuccessful in logging into their account after three attempts, their account is automatically locked. Only system administrators can unlock a user’s account. A user must call a system administrator to verbally confirm their request to unlock an account. A user cannot reset their password while their account is locked.

9.When practical, efforts should be made to password protect or encrypt any nonpublic personal information sent electronically using Port Street’s systems.

10.Supervised Persons will not transfer certain combinations of shareholder personal information through electronic transmission other than facsimile to a person outside of the secure system of the business unless the information is encrypted.

Covered data combinations include a natural person’s first name or first initial and last name with any of the following:
a.Social security number
b.Driver’s license number or identification card number
c.Account number, credit card number or debit card number, in combination with any required security code, access code or password that would permit access to the person’s financial account.

It is not a violation of this policy to transmit the last four digits of a social security number or publicly available information that is lawfully made available to the general public.

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11.Access to data on personal mobile phones approved for business use must be secured with a password or other reasonable security measure. Supervised Persons who receive company e-mail on their mobile phone must immediately report any lost phones to the CTO to erase data.

12.Client information maintained electronically will be completely erased prior to selling, transferring and/or disposing of the computer or electronic media containing such information.

13.The CTO is responsible for managing the removal, transfer, and disposition of the firm’s IT assets.

Supervised Persons must report any known unauthorized breach, theft or loss of nonpublic personal information or any violation of these policies to the CCO immediately.

Port Street will monitor the Sub-advisors’ Cybersecurity policies and procedures.

Beacon Pointe maintains a separate Information Security Policy (“ISP”), in addition to those policies and procedures listed herein. When applicable, BPA will make changes to the firm's practices to enhance cybersecurity.

•Electronic Communications

21.1.E-Mail

Port Street’s policy is to maintain all written communication as required by the books and records Rule 204-2 of the Advisors Act. E-mail is considered written communication. The CCO will ensure that Port Street retains these communications in compliance with federal regulations.

The CCO will periodically confirm with the CCO of each Sub-advisor that the Sub-advisor is monitoring and reviewing e-mail and social media in accordance with the Sub-advisor’s policies and procedures concerning electronic communications.

In order to comply with the rule, Port Street requires all Supervised Persons to adhere to the following policies and procedures:

1.Supervised Persons will use the company e-mail service for business communication. The use of personal or outside e-mail providers for company communication is prohibited.

2.Supervised Persons will use care in the content of e-mails they create or send:
a.Supervised Persons should not use abbreviated formats of communication. People have a tendency to treat e-mail as an informal form of communication and say things they wouldn’t otherwise say in person or in a letter. This can have the unintended effect of a third-person, such as a regulator, taking an e-mail message out of context, potentially creating a problem where there wasn’t one.
b.Supervised Persons should use caution when forwarding messages. They should be mindful of the e-mail content, including the chain of forwarded/

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replied e-mails and attachments, so as to avoid violating the firm’s privacy policy or attorney-client privilege and disclosing trade secrets.
c.When sending advertising or sales literature via e-mail, Supervised Persons must follow the same company procedures if they were sending a paper mailing.
d.Supervised Persons will ensure that every e-mail that mentions the Fund by name or ticker symbol includes the following disclosure statement:

Mutual fund investing involves risk. Principal loss is possible. Investments in small- and mid- capitalization companies involve additional risks such as limited liquidity and greater volatility than large capitalization companies. Investments in foreign securities involve greater volatility; political, economic and currency risks; and differences in accounting methods. These risks may be higher for emerging markets. The Fund may have a relatively high concentration of assets in a single or smaller number of securities which can result in reduced diversification and greater volatility. The fund will bear its share of expenses and the underlying risks of investments in ETFs and other investment companies. The market price of the shares of an ETF will fluctuate based on changes in the net asset value as well as changes in the supply and demand of its shares in the secondary market. It is also possible that an active secondary market of an ETF’s shares may not develop and market trading in the shares of the ETF may be halted under certain circumstances.
Quasar Distributors, LLC, Distributor
Supervised Persons are hereby informed that they should have no expectation of privacy and all written communication of Port Street is captured, archived, and may be reviewed by the CCO, senior management, regulators, and may be discoverable and disclosed in the event of litigation with the firm.

21.2.Text Messaging

Due to difficulties associated with adequate supervision of text messaging and generation of required records resulting from its use, unless communicated through an application that is archived by Port Street all Supervised Persons are prohibited from utilizing text messaging for any business-related purpose. Any exceptions will be limited to communication systems that: (1) are used for internal communications only; (2) do not contain any personally identifiable information pertaining to any client of the firm; and (3) do not relate to: (a) any investment recommendation made or proposed to be made, or any advice given or proposed to be given, to any client; (b) any receipt, disbursement or delivery of funds or securities; or (c) the placing or execution of any order to purchase or sell any security.

•Advertising & Sales Literature

When using advertising and sales literature materials, Port Street’s policy requires that advertising and marketing materials must be in compliance with the rules under Section 206(4) of the Advisers Act and other applicable federal rules or laws.
The materials must be truthful and accurate and must not be misleading, fraudulent, deceptive or manipulative. Advertisements must adhere to applicable rules under the Investment Company Act and may need to be submitted to FINRA.

22.1.Definition of Advertisement and Sales Literature

Advertising includes, but is not limited to, mass media publications, such as newspapers, magazines, radio spots, press releases and TV ads, as well as signs, billboards, and web sites. An advertisement is required to provide specific information on how to obtain a prospectus when the audience is unknown. Publications that mention the Fund and are

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disseminated by the advisor or an affiliate of the advisor are considered advertising. Therefore, they must conform to FINRA Conduct Rules and must be filed with FINRA.

Sales literature is any communication intended for a known audience. Sales literature includes, but is not limited to, group e-mail, password protected websites, form letters, newsletters, market letters, prospectus wrappers, and preprinted or excerpted articles.

22.2.Procedures

Port Street guidelines include:

1.The CCO will be responsible for keeping Port Street advertising and sales literature material current.

2.Prior to first use or distribution of any advertising and sales literature, the CCO or designee will review and approve those documents for compliance with the above-mentioned policy.

3.The CCO, or designee will file the advertising and sales literature with Quasar, the Fund Distributor as required by Fund policy. All marketing pieces concerning the Fund must be reviewed and approved by Quasar prior to first use. All marketing pieces that are subject to the FINRA filing requirements will be filed with FINRA by Quasar.

4.Advertising and sales literature that is more than one year old is generally considered stale. A Supervised Person should review, prior to using a piece that is more than one year old, that the information contained in the piece is accurate and current.

5.The CCO will maintain Fund advertising files, including final advertising communications, FINRA letters, Quasar approvals and dates of first use.

6.No Supervised Person may use advertising or sales literature unless it has been reviewed as required above.

22.3.Use of Performance

The Commission Rules indicate that performance information should be updated within seven business days of month-/quarter-end. Average annual total return, cumulative total return, current yield, and tax equivalent yield are permitted in marketing pieces.
If performance is advertised, average annual total return must be shown for a one, five and ten-year period. If the Fund’s inception is less than one, five or ten years, the performance since inception to the most recent calendar quarter-end must be presented.
The use of past performance may not imply that it is indicative of future returns.

Refer to the Advertising and Sales Literature Guidelines for Mutual Fund Marketing provided by Quasar for further information.

22.3.1.Recordkeeping

1.Port Street will maintain a copy of each performance advertisement created or distributed during the last five years (from the date of last use).

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2.Port Street will maintain appropriate supporting documentation for performance advertisements created.

22.4.Company Website

Port Street’s company website is advertising, and the use of a company website must adhere to the above advertising policies. Additionally, the following policies and procedures apply:

1.The web site must be kept current and information on the web site that becomes out of date must be amended promptly. For example, performance advertising may need to be updated quarterly.

2.Web sites are advertising material and advertising material must be maintained under Rule 204-2, the Books and Records Rule. Therefore, each time a page is updated on the web site, a copy of the page must be made and kept in the firm’s advertising records.

3.The web site must be reviewed no less than annually to ensure it remains current and accurate.

4.All content posted to the firm’s web site must be pre-approved by the CCO and Quasar Distributors, LLC.

22.5.Social Media

Social media sites such as Facebook, LinkedIn, YouTube, and Twitter use a variety of technologies, including blogs, microblogs, media sharing, and social networking, to transform traditional two-party communications into an interactive, multi-party dialogue where all users may actively create content.

Communications through social media sites are subject to the same securities laws and regulations as other written communications, including FINRA filing requirements, anti-fraud provisions, advertising rules, compliance provisions, and recordkeeping rules. Port Street therefore currently does not allow the use of the Port Street Fund on social media sites except to include in work history and biography.

22.6.Communications with the Press

Port Street’s Supervised Persons should refrain from communications with the press unless communication has been specifically authorized. All inquiries from the press or questions regarding Port Street’s policy in this area should be referred to the CCO.

22.7.Circulation of Rumors

No Supervised Person shall originate or circulate in any manner a rumor concerning any security which the Supervised Person knows or has reasonable grounds for believing is false or misleading or would improperly influence the market price of such security. Supervised Persons must promptly report to the CCO any circumstance which reasonably would lead the Supervised Person to believe that any such rumor might have been originated or circulated.

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•Political Contributions

23.1.Background

Rule 206(4)-5 of the Advisers Act prohibits an investment advisor from providing advisory services for compensation to a government entity for two years after the advisor (or a Covered Associate, as defined below) makes a contribution to certain elected officials or candidates. The rule applies both to soliciting direct advisory clients and to obtaining investors for a pooled investment. It is unlawful for an investment advisor to:

1.Receive compensation for investment advisory services provided to a government entity within two years after a contribution to an official of the government entity is made by the investment advisor or any Covered Associate, as defined by rule, of the investment advisor (including a person who becomes a Covered Associate within two years after the contribution is made); or

2.Make payment directly or indirectly to any person to solicit, coordinate or provide investment advisory services to a government entity for compensation on behalf of such investment advisor, absent an exception; or

3.Pay a third-party placement agent, solicitor, finder or similar third-party to solicit a government entity, unless such third party is exempted under the rule.

The rule does not ban or limit the amount of political contributions that can be made by an advisor or its Covered Associates but rather imposes a “time out” on the ability of an advisor to receive compensation for conducting advisory business with a government entity for two years after certain contributions are made to an official of the government entity.

23.1.1.De Minimis Exceptions

The rule does not apply to de minimis contributions. The noted de minimis exceptions are only allowed for contributions by individual Covered Associates (natural persons) and not the investment advisor itself.
1.Contribution amount of $350 or less per official, per election, to officials for whom a Covered Associate is entitled to vote at the time the contribution is made.

2.Contribution amount of $150 or less per official, per election, to officials for whom a Covered Associates is not entitled to vote at the time the contribution is made.

Contributions that fall under the de minimis exceptions do not trigger the two-year compensation time out.

23.1.2.Inadvertent Contributions

The rule outlines a safe harbor for inadvertent contributions made by Covered Associates in excess of the de minimis limit to officials for whom they are not entitled to vote provided that the contributions (i) do not exceed $350, (ii) are discovered within four months of the contribution, and (iii) are returned within sixty calendar days of the advisor discovering the contribution. When all the criteria have been met, this safe harbor may be invoked without seeking or obtaining the Commission’s approval. This

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exception, however, is only available twice in a calendar year for firms with 50 or fewer employees, and three times in a calendar year for firms with more than 50 employees. Moreover, the exception is only available once per employee for as long as the employee is employed by the advisor.

23.1.3.Effective Dates

The new rule and related rule amendments are effective on September 13, 2010 and advisors must be in compliance with the rule according to the following schedule:

1.Except as outlined below, as of March 14, 2011, investment advisors subject to the rule must comply with the rule.

2.Investment advisors may no longer use third parties to solicit government business except in compliance with the rule beginning nine months after the compliance date of a final rule adopted by the Commission by which municipal advisor firms must register under the Exchange Act.

3.As of September 13, 2011, advisors to registered investment companies that are covered investment pools must comply with the rule.

4.As of March 14, 2011, advisors subject to Rule 204-2 must comply with the recordkeeping requirements of the rule. However, if such advisors advise registered investment companies that are covered investment pools, the advisor only needs to comply with the recordkeeping requirements with respect to those registered investment companies starting September 13, 2011.

•Business Continuity Plan

Port Street, as part of its fiduciary duty to its clients and as a matter of sound business practice, has adopted Beacon Pointe Advisors, LLC (an affiliate) business continuity plan (“BCP”) to address disaster recovery and continuing Port Street’s business in the event of a business interruption. The BCP is maintained by the affiliate’s CCO as a separate document.

The CCO will periodically confirm with the CCO for each Sub-advisor that the Sub-advisor is testing and, as appropriate, updating its business continuity plan.

•Additional Policies and Procedures: MPS Trust

1.Portfolio Disclosure. The CCO will be responsible for confirming that any Sub-advisor engaged by Port Street to manage all or a portion of the Fund’s assets will comply with the Portfolio Disclosure policy of the Fund.

2.Liquidity. Port Street will review the Fund’s Liquidity Policy and establish procedures to confirm that both Port Street and any Sub-advisor are addressing the Fund’s liquidity requirements and monitoring for liquidity. Port Street will analyze the stress testing of fixed income products.

3.Fund Related Filings. The CCO will be responsible for reviewing Fund related filings, such as Prospectus, Statement of Additional Information, and providing the filings to the CCO of the Sub-advisors for review, when applicable.

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4.Directed Brokerage. In accordance with Rule 12b-1(h)(1) under the Investment Company Act, Port Street, including Sub-advisors, may not compensate any broker-dealer for the promotion or sale of the Fund shares by directing brokerage from the Fund’s portfolio securities transactions. The CCO will monitor Sub-advisors for compliance with the directed brokerage policy.

5.Market Timing and Short-Term Trading. To confirm compliance with Rule 22c-2 of the Investment Company Act, and the Trust’s Policies and Procedures, the CCO will periodically monitor trading of the Fund. Such monitoring may involve sampling of trades, as determined by the CCO.
In the event the CCO identifies instances of potential or actual market timing and/or short-term trading in violation of Trust policy, the CCO will promptly notify the Trust’s CCO and Fund administrator.

a.Port Street will periodically monitor the customer list of Port Street and its affiliates to identify any special arrangements with respect to the Fund. In addition, Port Street will review new account reports provided by the Fund’s distributor to ensure that all intermediaries entered an information sharing agreement. Port Street will evaluate and document the market timing risk of each new intermediary account.
b.Port Street will perform a market timing risk analysis at least annually and provide a written report of its analysis to the Trust CCO. This analysis will consider, among other things, the risks raised by the distribution channels utilized, the size of the accounts maintained by intermediaries, the level of trading by such intermediaries, the nature and extent of the intermediary’s procedures to prevent and detect market timing and frequent trading, and the other market timing procedures it has initiated on behalf of a Fund to deter market timing, including the use of a redemption fee.

6.Annual Compliance Review, Risk Assessment and Testing. Port Street will perform an annual review of the P&P under the direction of the CCO. Such review may be performed internally or by engaging an outside consultant, as may be determined by the CCO. The party performing such review will prepare a written audit report assessing Port Street’s compliance risk and a description of the compliance testing process. Subject to receiving written assurances of confidentiality satisfactory to the CCO, the CCO will deliver a copy of the final written audit report to the Trust’s CCO. The CCO will also meet with the CCO for each Sub-advisor, at least annually, to discuss the findings of the Sub-advisor’s annual review of its policies and procedures. At such meeting, the CCO will review and suggest remediation of compliance events as well as potential amendments to the Sub-advisor’s policies and procedures.

7.Conflicts of Interest. The CCO will create and maintain a conflicts inventory.

8.ETF Investments. The CCO will monitor Fund investments to confirm compliance with the restrictions set forth in Section 12(d)(1) of the Investment Company Act, and the rules adopted thereunder, and shall oversee any Sub-advisor’s procedures intended to confirm compliance with such restrictions.

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9.Enterprise Level Risk Assessment. The CCO will conduct an annual enterprise risk assessment for Port Street, which shall include risk assessment for all Sub-advisors.

10.Annual Compliance Review, Risk Assessment and Testing. The CCO will periodically monitor and test that Port Street’s compliance findings are being adequately tracked, logged, escalated and remediated. The CCO will also conduct compliance training for all Supervised Persons of Port Street, on at least an annual basis, and will document the subject matter of such training and the names of all Supervised Persons participating in such training.

PORT STREET DIRECTORY

Chief Executive Officer – Graham Pierce
President – Douglas Allison, CFA
Chief Financial Officer – Diane Peck, CFA
Chief Compliance Officer – Catherine Prentice
Senior Director – George “Mac” McCall
In addition to the officers, employees of Beacon Pointe Advisors, LLC provide the following services to Port Street:
CTO - David Le
General Counsel – Janet Hathaway

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